Exhibit 99.1

FOR IMMEDIATE RELEASE:

CONTACT:
Spencer L. Sterling, President & CEO	Carl Hymans
DDS Technologies USA, Inc.	G. S. Schwartz & Co.
561-750-4450	212-725-4500
carlh@schwartz.com

DDS TECHNOLOGIES USA, INC. ANNOUNCES EXCLUSIVE LICENSING AGREEMENT WITH KNOLL VENTURES FOR EXTRACTION OF METALS AND MINERALS FROM WASTE PRODUCTS OF TAR SAND MINING IN ALBERTA, CANADA

—PLANS TO SHIP FIRST MACHINE TO SULFUR SOLUTIONS INC. FOR THE

SEPARATION OF IMPURITIES FROM SULFUR MINING WASTE AND OTHER

PROCESS RESIDUES—

BOCA RATON, FL–July 7, 2005–DDS Technologies USA, Inc. (OTCBB: DDSU), www.ddstechusa.com, today announced an Exclusive Licensing Agreement with Knoll Ventures Inc. (KVI) of Calgary, Canada to process the extraction of metals and other minerals from the waste, or tailings, of tar sand mining in Alberta, Canada.

Tar sands are impregnated sands, 20% of which consists of heavy liquid hydrocarbons that are extracted by open cast mining and further downstream processing. The other 80% of the contents of Tar sands consists of minerals and metals such as Nickel and Vanadium, which remain behind in the mine residue, or tailings, after the hydrocarbons have been extracted.

Knoll Ventures will buy machines from DDS with machine sales expected to commence in three to four months subject to onsite validation testing. Knoll Ventures has also agreed to pay DDS two to four percent of gross revenue generated by the utilization of DDS machines to process mine waste or tailings for the extraction of metals and other materials.

Spencer Sterling, President and CEO of DDS Technologies USA Inc said, “This agreement lends further credence to the broad applications of the Patented DDS Technology. The application of the Patented DDS Technology to the field of inorganic materials is complementary to the research we are doing in conjunction with potential customers in the field of organic materials. We continue to make significant progress in the commercialization of DDS’ technology, which we are confident will be a growing source of revenue.”

In February 2005, DDS announced an Exclusive License Agreement between DDS Technologies USA Inc. and Sulfur Solutions Inc. (SSI) of Calgary, Canada for the separation of impurities from Sulfur mining waste and other process residues. Subsequently, tests were conducted on an experimental DDS machine and results were extremely positive. SSI also placed an order for a machine from DDS, which the company is now fulfilling and expects to ship to SSI within the next two months.

SSI will pay DDS USA a purchase price that has been negotiated by the parties and negotiate contracts for the processing of sulfur waste with third parties. If SSI successfully negotiates such contracts, it may place additional orders for machines with DDS USA at a substantially higher purchase price that has been negotiated by the parties. In addition SSI has agreed to pay a royalty to DDS USA ranging from 4% to 25% of revenue generated, dependant upon whether the sulfur is processed by SSI or a third party.

ABOUT KNOLL VENTURES

Knoll Ventures Incorporated (KVI) is an independent technology incubator and investor in the international energy sector. Based in the heart of the most vibrant city in the international energy sector, KVI’s Calgary Alberta location insures access to the appropriate intellectual, human and financial capital. KVI founder and President Richard A. Knoll capitalizes on an extensive network of industry relationships and the experience gained in a successful engineering career, to identify and appropriately apply the inherent value of new and emerging technologies for commercial return.

ABOUT DDS TECHNOLOGIES

DDS Technologies USA, Inc. holds the rights to a revolutionary processing technology which maximizes the net output of a broad spectrum of agricultural products. The Company’s DDS System utilizes a new longitudinal micrometric separator, along with other technologies, to separate various fractions (proteins, fiber, starch, etc.) and converts processing waste streams into value added products for further processing or resale. The DDS System is a unique process whereby fragments of organic and inorganic matter are “crushed to collision” through violent accelerations and decelerations causing the disaggregation of the structure. As part of the process, the matter is separated into the various fractions contained therein. DDS Technologies USA, Inc. is a development stage company, which holds the exclusive license for the DDS dry disaggregation system worldwide.

Certain statements in this news release that involve expectations or intentions (such as those relating to future deployments or planned operations) may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The information in this press release is based on current expectations and assumptions, and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks include, among others, general business and economic conditions, competitive actions, continued acceptance of products and services and dependence on third party performance as well as the risks and uncertainties referred to in DDS Technologies USA’s current filings with the Securities and Exchange Commissions. The reader should not place undue reliance on such forward-looking statements. DDS Technologies USA does not assume any obligation to update such forward-looking statements.